Delaware The First State	Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LITMAN GREGORY FUNDS TRUST”, CHANGING ITS NAME FROM “LITMAN GREGORY FUNDS TRUST” TO “IM GLOBAL PARTNER FUNDS”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JUNE, A.D. 2026, AT 10:43 O`CLOCK A.M.

/s/ Charuni Patibanda-Sanchez
Charuni Patibanda-Sanchez, Secretary of State
2649998 8100 SR# 20263472675	Authentication: 204304052 Date: 06-22-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDMENT

TO

AGREEMENT AND DECLARATION OF TRUST

OF

LITMAN GREGORY FUNDS TRUST

Pursuant to ARTICLE VIII, Section 4 of the Agreement and Declaration of Trust, ARTICLE I, Section 1 of the Agreement and Declaration of Trust is hereby amended to read as follows:

Section 1. Name. This Trust shall be known as the iM Global Partner Funds and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

IN WITNESS WHEREOF, the undersigned Trustees have executed this Amendment to the Agreement and Declaration of Trust this 22nd day of June, 2026.

/s/ Thomas W. Bird
Thomas W. Bird
Trustee

/s/ Jennifer M. Borggaard
Jennifer M. Borggaard
Trustee

/s/ Jonathan W. DePriest
Jonathan W. DePriest
Chairperson of the Board and Trustee

/s/ Harold M. Shefrin
Harold M. Shefrin
Trustee

/s/ Craig W. Wainscott
Craig W. Wainscott
Trustee

/s/ Pamela Yang
Pamela Yang
Trustee

State of Delaware Secretary of State Division of Corporations Delivered 10:43 AM 06/22/2026 FILED 10:43 AM 06/22/2026 SR 20263472675 - File Number 2649998